Exhibit 10.2

Execution Copy

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into and effective as of the 1st day of September, 2011 (the “Effective Date”) by and between LHC Group, Inc. (“LHC”) and John L. Indest (“Consultant”), a resident of the State of Louisiana.

W I T N E S S E T H

WHEREAS, LHC is engaged in the business of providing post-acute health care services to patients through its home nursing agencies, hospices and long-term acute care hospitals;

WHEREAS, Consultant has substantial experience in operating facilities and programs that provide acute and post-acute healthcare services and currently has an employment agreement with LHC, effective as of September 14, 2009 (the “Employment Agreement”); and

WHEREAS, Consultant has agreed to voluntarily terminate the Employment Agreement and instead to perform certain consulting services for LHC on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Termination of Employment Agreement. The parties mutually agree to terminate the Employment Agreement without triggering any of the obligations set forth in Section 8 thereof and have the terms and conditions of any services provided by Consultant to LHC governed by this Agreement. All prior agreements between Consultant and LHC regarding or pertaining to Consultant’s employment, including but not limited to the Employment Agreement, are terminated upon the Effective Date of this Agreement and neither party shall have any further obligations under any such terminated employment agreements; provided, however, those restricted stock agreements set forth on Exhibit A hereto shall remain in full force and effect and all unvested shares shall continue to vest in accordance with the terms of the RSA Agreements or immediately upon any third party acquiring a controlling interest in LHC, whichever occurs first (the “RSA Benefits”). Consultant shall be entitled to the RSA Benefits regardless of whether LHC or an authorized representative thereof requests that he provide any actual consulting services.

2. Nature of Relationship; Services. LHC hereby engages Consultant as an independent contractor to provide certain mutually-agreed upon consulting services from time-to-time upon request by LHC or an authorized representative thereof. Consultant expressly agrees that he is an independent contractor, not an employee or agent of LHC. For purposes of assisting Consultant in the completion of the consulting services, during the term of the Agreement LHC agrees to provide Consultant with a laptop computer and cellular phone, at LHC’s expense.

3. Term; Termination. The term of this Agreement shall extend from the Effective Date through the date that Consultant’s spouse becomes Medicare eligible. In the event that Consultant’s spouse predeceases him, the term of this Agreement shall extend from the Effective Date through the date that Consultant becomes Medicare eligible. It is expressly understood by the parties hereto that if the criteria for Medicare eligibility are changed after execution of this Agreement, the term of this Agreement shall automatically extend through the new date that Consultant’s spouse becomes Medicare eligible or, in the event that Consultant’s spouse predeceases him, the new date that Consultant becomes Medicare eligible.

4. Compensation. LHC shall pay Consultant for the services to be performed under this Agreement in accordance with those amounts set forth on Exhibit B attached hereto (“Consulting Fees”). Consultant and his spouse shall be entitled to the Medical Insurance Benefits set forth on Exhibit B regardless of whether LHC or an authorized representative thereof requests that he provide any actual consulting services. In addition to the Consulting Fees, during such period of time in which Consultant serves on LHC’s board of directors, Consultant shall be entitled to receive both fees for such services and grants of LHC stock in such amounts as those to which LHC’s independent directors are entitled (collectively, “Board Compensation”). The Board Compensation received by Consultant for Consultant’s 2011 board service shall be prorated for the year from the Effective Date.

5. Tax Reporting. LHC shall file an Internal Revenue Service Form 1099-MISC (or equivalent form for independent contractor payments) with respect to Consultant that shall report the amount of compensation paid by LHC to Consultant for services rendered hereunder. Consultant shall be responsible for filing any and all other required state or federal income and self-employed independent contractor, LHC will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, workers’ compensation or disability insurance and will make no payments for such items on his behalf.

6. Right to Materials and Return of Materials. All records, files, software, memoranda, reports, customer lists, drawings, plans, sketches, documents, technical information and the like (together with all copies of such documents and things) relating to the business of LHC, which Consultant shall use or prepare or come in contact with in the course of or as a result of his engagement under this Agreement, shall remain the sole property of LHC and shall be returned to LHC upon the expiration of this Agreement.

7. Restrictions on Conduct of Consultant. Consultant and LHC understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of LHC, as more fully described below, and is not intended to impair or infringe upon Consultant’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Consultant hereby acknowledges that Consultant has received good and valuable consideration for the restrictions set forth in this Section in the form of the RSA Benefits, Consulting Fees and Board Compensation provided for herein and that the restrictions set forth in this Section are reasonable.

(a) Definitions. The following capitalized terms used in this Section shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Services” means the business of providing home-based services through home nursing and hospice agencies and facility-based services through long-term acute care hospitals.

“Confidential Information” means all information regarding LHC, its activities, business or clients that is the subject of reasonable efforts by LHC to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by LHC, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning LHC; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of LHC. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of this Agreement Company for any reason whatsoever or any earlier date (during the term of the Agreement) of an alleged breach of the Restrictive Covenants by Consultant.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom LHC has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the twelve (12) months prior to the Determination Date.

“Protected Consultants” means employees of LHC who were employed by LHC or its affiliates at any time within six (6) months prior to the Determination Date, other than those who were discharged by LHC or such affiliated employer without cause.

“Restricted Period” means the term of this Agreement.

“Restricted Territory” means the geographical territories described on Exhibit C hereto. LHC and Consultant agree that Exhibit C shall be periodically reviewed and updated as necessary to maintain a current and complete description of the geographic territories in which LHC does business.

“Restrictive Covenants” means the restrictive covenants contained in Section 7(c) hereof.

“Third Party Information” means confidential or proprietary information subject to a duty on LHC’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Louisiana.

“Work Product” means all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to LHC’s or its affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Consultant (either solely or jointly with others) while employed by LHC or its affiliates.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Consultant understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of LHC and its affiliated entities, and may not be converted to Consultant’s own use. Accordingly, Consultant hereby agrees that Consultant shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by LHC any Confidential Information, and Consultant shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of LHC. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Consultant shall not directly or indirectly transmit or disclose any Trade Secret of LHC to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of LHC. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either LHC’s rights or Consultant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Consultant shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Consultant shall provide LHC with reasonable notice of such requirement so that LHC may seek an appropriate protective order prior to any such required disclosure by Consultant. Consultant acknowledges that any and all Confidential Information is the exclusive property of LHC and agrees to deliver to LHC on the Date of Termination, or at any other time LHC may request in writing, any and all Confidential Information which he may then possess or have under his control in whatever form same may exist, including, but not by way of limitation, hard copy files, soft copy files, computer disks, and all copies thereof.

(ii) Nonsolicitation of Protected Consultants. Consultant understands and agrees that the relationship between LHC and each of its Protected Consultants constitutes a valuable asset of LHC and may not be converted to Consultant’s own use. Accordingly, Consultant hereby agrees that during the Restricted Period, Consultant shall not directly or indirectly on Consultant’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Consultant to terminate his employment relationship with LHC or to enter into employment with any other Person.

(iii) Restriction on Relationships with Protected Customers. Consultant understands and agrees that the relationship between LHC and each of its Protected Customers constitutes a valuable asset of LHC and may not be converted to Consultant’s own use. Accordingly, Consultant hereby agrees that, during the Restricted Period and in the Restricted Territory, Consultant shall not, without the prior written consent of LHC, directly or indirectly, on Consultant’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Consultant had Material Contact on LHC’s behalf during the twelve (12) months immediately preceding this Agreements termination (the “Termination Date”); and, provided further, that the prohibition of this covenant shall not apply to the conduct of general advertising activities. For purposes of this Agreement, Consultant had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on LHC’s behalf; (b) he was responsible for supervising or coordinating the dealings between LHC and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with LHC.

(iv) Noncompetition with LHC. In consideration of the RSA Benefits, Consulting Fees and Board Compensation being paid and to be paid by LHC to Consultant hereunder, Consultant understands and agrees that, during the Restricted Period and within the Restricted Territory, he shall not, directly or indirectly, carry on or engage in Competitive Services on his own or on behalf of any Person, or any Principal or Representative of any Person; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Consultant of any securities of LHC or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934. Consultant acknowledges that the Restricted Territory is reasonable because LHC carries on and engages in Competitive Services throughout the Restricted Territory and that in the performance of his duties for LHC he is charged with operating on LHC’s behalf throughout the Restricted Territory.

(v) Ownership of Work Product. Consultant acknowledges that the Work Product belongs to LHC or its affiliates and Consultant hereby assigns, and agrees to assign, all of the Work Product to LHC or its affiliates. Any copyrightable work prepared in whole or in part by Consultant in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and LHC or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Consultant hereby assigns and agrees to assign to LHC or such affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Consultant shall promptly disclose such Work Product and copyrightable work to LHC and perform all actions reasonably requested by LHC (whether during or after the term of this Agreement) to establish and confirm LHC’s or such affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(vi) Third Party Information. Consultant understands that LHC and its affiliates will receive Third Party Information. During the term of this Agreement and thereafter, and without in any way limiting the provisions of Section 7(c)(i) above, Consultant will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of LHC or its affiliates who need to know such information in connection with their work for LHC or its affiliates) or use, except in connection with his work for LHC or its affiliates, Third Party Information unless expressly authorized by an authorized representative of LHC in writing.

(d) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Consultant breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, LHC shall have the right and remedy to enjoin, preliminarily and permanently, Consultant from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to LHC and that money damages would not provide an adequate remedy to LHC. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to LHC at law or in equity.

(ii) Severabilitv of Covenants. Consultant acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

(iii) Reformation. The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

8. Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation contained herein shall be valid unless in writing signed by both parties. However, specifications of services to be rendered by Consultant that are consistent with the general scope of the services to be performed as provided herein shall not constitute a modification of the Agreement.

9. Construction of the Agreement and Binding Effect. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all terms and conditions of this Agreement shall be construed under and governed by the laws of the State of Louisiana.

10. Entire Agreement; Assignment. This Agreement contains the complete understanding concerning the consulting arrangement between the parties. The obligations and rights set forth in this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns; provided, however, that Consultant shall have no right to delegate Consultant’s obligations under this Agreement. In the event of Consultant’s death, LHC and its successors and assigns shall remain obligated to provide the Medical Insurance Benefits and RSA Benefits to Consultant’s spouse regardless of whether Consultant has performed any consulting services for LHC.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LHC GROUP, INC.

By:	/s/ Keith G. Myers
Keith G. Myers, Chairman & CEO

CONSULTANT

/s/ John L. Indest
John L. Indest

EXHIBIT A

RSA BENEFITS

RSA Agreement, dated 03/01/2007, for 15,000 shares

RSA Agreement, dated 03/01/2008, for 20,450 shares

RSA Agreement, dated 03/01/2009, for 31,611 shares

RSA Agreement, dated 03/01/2010, for 10,885 shares

EXHIBIT B

CONSULTING FEES

(a) Hourly Compensation. In exchange for Consultant’s performance of services hereunder, LHC shall pay to Consultant a rate equal to $125.00/hour.

(b) Expense Reimbursement. LHC will reimburse Consultant for reasonable business expenses directly related to Consultant’s performance of services under this Agreement, provided that (i) LHC approves such expenses in advance; and (ii) Consultant submits accurate reports and receipts documenting such expenses.

(c) Medical Insurance Benefits. During the term of this Agreement, Consultant and his spouse shall be permitted to continue participating in LHC’s medical insurance plan.

EXHIBIT C

RESTRICTED TERRITORY

The Restricted Territory shall include the following counties and parishes in the states LHC and its subsidiaries and affiliates conduct business:

ALABAMA

Autauga, Baldwin, Barbour, Bibb, Blount, Bullock, Butler, Calhoun, Choctaw, Clarke, Clay, Cleburne, Chambers, Colbert, Coffee, Conecuh, Coosa, Covington, Crenshaw, Cullman, Dale, Dallas, DeKalb, Elmore, Escambia, Etowah, Fayette, Franklin, Geneva, Greene, Hale, Henry, Houston, Jackson, Jefferson, Lamar, Lauderdale, Lawrence, Lee, Limestone, Lowndes, Macon, Madison, Marengo, Marion, Marshall, Mobile, Monroe, Morgan, Montgomery, Perry, Pickens, Pike, Randolph, Russell, Shelby, Sumter, St. Clair, Talledega, Tallapoosa, Tuscaloosa, Walker, Washington, Wilcox, Winston,

ARKANSAS

Carroll, Benton, Madison, Boone, Washington, Johnson, Newton, St. Francis, Lee, Woodruff, Monroe, Cross, Crittenden, Mississippi, Poinsett, White, Prairie, Arkansas, Phillips, Polk, Scott, Logan, Sebastian, Hot Spring, Clark, Pike, Howard, Sevier, Garland, Saline, Montgomery, Perry, Hempstead, Nevada, Grant, Pulaski, Faulkner, Conway, Yell, Dallas, Cleveland, Calhoun, Bradley, Ouachita, Union, Ashley, Drew, Lincoln, Jefferson, Fulton, Izard, Baxter, Sharp, Marion, Searcy, Stone, Cleburne, Independence, Lawrence, Randolph, Jackson, Lafayette, Little River, Miller, Van Buren

FLORIDA

Alachua, Bradford, Citrus, Columbia, Dixie, Escambia, Gilchrist, Hamilton, Hardee, Hernando, Highlands, Hillsborough, Lafayette, Lake, Levy, Manatee, Marion, Monroe, Okaloosa, Polk, Putnam, Santa Rosa, Sumter, Suwannee, Union, Walton

GEORGIA

Bartow, Catoosa, Chattooga, Dade, Floyd, Gordon, Haralson, Harris, Murray, Muscogee, Paulding, Pickens, Polk, Troup, Walker, Whitfield

IDAHO

Ada, Bannock, Bear Lake, Bingham, Blaine, Bonner, Bonneville, Butte, Camas, Canyon, Caribou, Cassia, Clark, Custer, Elmore, Franklin, Freemont, Gooding, Jefferson, Jerome, Kootenai, Lemhi, Lincoln, Madison, Minidoka, Oneida, Owyhee, Power, Shoshone, Teton, Twin Falls

KENTUCKY

Allen, Anderson, Butler, Caldwell, Casey, Christian, Clinton, Crittenden, Cumberland, Daviess, Edmonson, Fayette, Fulton, Grayson, Green, Hardin, Hart, Henderson, Hickman, Jessamine, Lincoln, Livingston, Logan, Lyon, Marshall, McCreary, Mercer, Pulaski, Rockcastle, Russell, Simpson, Taylor, Todd, Trigg, Union, Warren, Wayne, Webster, Woodford

LOUISIANA

Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis, Jefferson, LaSalle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland,

Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn

MARYLAND

Anne Arundel, Baltimore, Calvert, Caroline, Carroll, Charles, Dorchester, Frederick, Harford, Howard, Montgomery, Prince George’s, Queen Anne’s, St. Mary’s, Talbot, Washington, Wicomico and Worcester. Also the jurisdiction of Baltimore City.

MISSISSIPPI

Attala, Calhoun, Carroll, Chickasaw, Choctaw, Claiborne, Clarke, Clay, Copiah, Covington, Forrest, George, Greene, Grenada, Hancock, Harrison, Hinds, Issaquena, Jasper, Jefferson, Jones, Kemper, Lamar, Leake, Lowndes, Madison, Marion, Montgomery, Neshoba, Noxubee, Oktibbeha, Pearl River, Perry, Rankin, Scott, Sharkey, Simpson, Smith, Stone, Walthall, Warren, Wayne, Webster, Winston, Yazoo

MISSOURI

Audrain, Barry, Barton, Camden, Cedar, Christian, Dade, Dallas, Douglas, Franklin, Gasconade, Greene, Hickory, Howell, Jasper, Lawrence, Laclede, Lincoln, Marion, McDonald, Montgomery, Newton, Ozark, Pike, Pulaski, Polk, Ralls, St. Charles, St. Louis, Stone, Taney, Texas, Warren, Webster, Wright

NORTH CAROLINA

Bladen, Cumberland, Harnett, Hoke, Lee, Moore, Robeson, Sampson

OHIO

Adams, Athens, Belmont, Coshocton, Fairfield, Gallia, Guernsey, Harrison, Highland, Hocking, Jackson, Jefferson, Lawrence, Licking, Meigs, Monroe, Morgan, Muskingum, Noble, Perry, Pickaway, Pike, Ross, Scioto, Tuscarawas, Vinton, Washington

OKLAHOMA

Craig, Mayes, Ottawa, Rogers

OREGON

Douglas, Benton, Clackamas, Jackson, Josephine, Linn, Marion, Polk, Yamhill

TENNESSEE

Anderson, Bedford, Benton, Bledsoe, Blount, Bradley, Campbell, Cannon, Carroll, Carter, Cheatham, Chester, Claiborne, Clay, Cocke, Coffee, Crockett, Cumberland, Davidson, Decatur, Dekalb, Dickson, Dyer, Fayette, Fentress, Franklin, Gibson, Giles, Grainger, Greene, Grundy, Hamblen, Hamilton, Hancock, Hardeman, Hardin, Hawkins, Haywood, Henderson, Henry, Hickman, Houston, Humphreys, Jackson, Jefferson, Johnson, Knox, Lake, Lauderdale, Lawrence, Lewis, Lincoln, Loudon, Macon, Madison, Marion, Marshall, Maury, McMinn, McNairy, Meigs, Monroe, Montgomery, Moore, Morgan, Obion, Overton, Perry, Pickett, Polk, Putnam, Rhea, Roane, Robertson, Rutherford, Scott, Sequatchie, Sevier, Shelby, Smith, Stewart, Sullivan, Sumner, Tipton, Trousdale, Unicoi, Union, Van Buren, Warren, Washington, Wayne, Weakley, White, Williamson, Wilson

TEXAS

Andrews, Angelina, Armstrong, Atascosa, Bandera, Bastrop, Bexar, Blanco, Borden, Bowie, Briscoe, Burnett, Caldwell, Camp, Carson, Cass, Castro, Cherokee, Collin, Comal, Crane,

Crosby, Dawson, Deaf Smith, Delta, Dimmit, Donley, Ector, Edwards, Fannin, Floyd, Franklin, Frio, Garza, Gillespie, Glasscock, Gonzales, Gray, Grayson, Gregg, Guadalupe, Hale, Hall, Hardin, Harrison, Hartley, Hays, Hockley, Hopkins, Howard, Hunt, Hutchinson, Jefferson, Kendall, Kerr, Kinney, Lamar, Lamb, LaSalle, Llano, Liberty, Loving, Lubbock, Lynn, Marion, Martin, Maverick, Medina, Midland, Moore, Morris, Nacogdoches, Oldham, Orange, Panola, Pecos, Polk, Potter, Rains, Randall, Reagan, Real, Red River, Reeves, Rusk, San Jacinto, Shelby, Smith, Swisher, Terry, Titus, Travis, Tyler, Upshur, Upton, Uvalde, Val Verde, Ward, Williamson, Wilson, Winkler, Wood, Zavala

VIRGINIA

Bedford, Bedford City, Bland, Botetourt, Carroll, Craig, Floyd, Franklin, Giles, Montgomery, Pulaski, Roanoke, Roanoke City

WASHINGTON

Adams, Clallum, Cowlitz, Ferry, Grant, Grays Harbor, Jefferson, Lewis, Lincoln, Mason, Pacific, Pend Orielle, Spokane, Stevens, Thurston, Wahkiakum

WEST VIRGINIA

Barbour, Boone, Cabell, Calhoun, Doddridge, Fayette, Gilmer, Grant, Greenbrier, Hardy, Harrison, Hampshire, Jackson, Kanawha, Lincoln, Logan, Marion, Marshall, Mason, McDowell, Mercer, Mingo, Monongalia, Monroe, Nicholas, Ohio, Pendleton, Pleasants, Preston, Pocahontas, Putnam, Raleigh, Ritchie, Roane, Summers, Taylor, Tucker, Tyler, Wayne, Wetzel, Wirt, Wood, Wyoming